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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement"), entered into on July 21, 1998, but effective as of July 1, 1998, by and between FLUOR CORPORATION (the "Company"), and PHILIP J. CARROLL, JR. (the "Executive"),

                             W I T N E S S E T H :

                  WHEREAS, the Company desires to secure the experience, abilities and service of the Executive by employing the Executive upon the terms and conditions specified herein; and

                  WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions specified herein;

                  NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  SECTION 1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, all upon the terms and conditions set forth herein.

                  SECTION 2. Term. Subject to the terms and conditions of this Agreement, the Executive shall be employed by the Company commencing on July I5, 1998 (the "Effective Date") and terminating on July 14, 2003 (the "Primary Term") unless sooner terminated pursuant to Section 5 of this Agreement.

                  SECTION 3. Duties and Responsibilities.

                  A. Capacity. The Executive shall serve in the capacity of Chairman of the Board of Directors and Chief Executive Officer of the Company. The Executive shall perform the duties ordinarily expected of a Chairman and Chief Executive Officer and shall also perform such other duties consistent therewith as the Board of Directors of the Company (the "Board") shall, from time to time, reasonably determine. As of the Effective Date, the Board of Directors of the Company shall appoint Executive to the Board of Directors of the Company as a Class I Director.

                  B. Full-Time Duties. The Executive shall devote his full business time, attention and energies to the business of the Company. Notwithstanding anything herein to the contrary, the Executive shall be allowed to (a) manage the Executive's personal investments and affairs, and (b) (i) serve on boards or committees of civic or charitable organizations or trade associations, and (ii) with the permission of the Board of Directors of the Company, serve on the board of directors of any corporation or as an advisory director of any corporation; provided that such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 3(A).


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                  SECTION 4. Compensation.

                  A. Base Salary. During the term of this Agreement, the Executive shall receive a salary (the "Base Salary") of at least $900,000 per annum, prorated for partial years of employment. The Base Salary shall be payable by the Company in accordance with the general payroll practices of the Company in effect from time to time. During the term of this Agreement, the Base Salary shall be reviewed prior to or just following the beginning of each fiscal year of the Company for increase at the discretion of the Board provided, however, that such annual increase shall be not less than the percentage budgeted for increases for the Management Group.

                  B. Signing Bonus. On July 1, 1998, the Company shall pay to the Executive a lump sum cash payment of $750,000 as a signing bonus in consideration for the Executive's decision to accept employment with the Company. The parties agree that the payment under this Section 4(B) is in the nature of a signing bonus payable to the Executive, a Texas resident, prior to the performance of any services in the State of California, and that the payment is not subject to California state income tax and shall be reported accordingly for tax purposes by the Company.

                  C. Annual Incentive Bonus. The Executive shall be eligible for an annual bonus at a target level of at least $825,000, payable in the January following the completion of each fiscal year, commencing in January 1999 prorated for partial years of Employment. The Executive's bonus may range up to 2 times the target level as determined by the Board in a manner consistent with the Company's established annual bonus program based on Company and individual performance. In addition, the Executive shall receive a non-discretionary annual incentive bonus of $100,000, prorated for partial years of employment, which shall be deferred under the Company's Executive Deferred Compensation Program.

                  D. Long-Term Incentive Award. The Executive shall be eligible for a cash long-term incentive award at a target level of at least $240,000, payable in January 2002 following the completion of a 3-year performance cycle ending on October 31, 2001. The Executive's cash award may range up to 2 times the target level as determined by the Board in a manner consistent with the Company's established long-term incentive program based on Company performance over the performance cycle.

                  E. Equity Compensation.

                           (1) Initial Option Award. As of the Effective Date,
                  the Executive shall be granted options (the "Initial Option") to purchase 200,000 shares of the common stock of the Company ("Common Stock") at an exercise price equal to the fair market value per share of Common Stock on the Effective Date ($45.75). The Initial Option shall be immediately exercisable with respect to 20% of the shares of Common Stock subject thereto, and, unless accelerated pursuant to another provision of this Agreement, the remainder will become exercisable in 20% increments on each successive anniversary of the Effective Date, such that the Initial


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                  Option will become 100% exercisable on the fourth anniversary of the Effective Date. The Initial Option shall be granted pursuant to the 1996 Fluor Executive Stock Plan (the "ESP") and for purposes of determining the Executive's rights with respect to the Initial Option upon termination of employment due to retirement, any termination of the Executive's employment by the Company without "Cause" (as hereinafter defined) or termination by the Executive for "Good Reason" (as hereinafter defined) would be deemed to constitute an approved retirement. The Initial Option shall be composed of two types of options, with 189,075 shares of Common Stock subject to a non-qualified stock option ("Initial NQSO") and 10,925 shares subject to an incentive stock option ("ISO"'). The ISO is intended to be an "incentive stock option" within Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent possible. The Initial NQSO will be evidenced by a Non-Qualified Stock Option Agreement and the ISO will be evidenced by an Incentive Stock Option Agreement between the Company and the Executive.

                           (2) 1998 Additional Award. Within 180 days of the
                  Effective Date, pursuant to the Company's ESP, the Executive will be granted a non-qualified option ("NQSO") to purchase additional shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The number of shares of Common Stock subject to the NQSO will be determined by the Organization and Compensation Committee of the Board, but is expected to be approximately 100,000 shares or an equivalent value of restricted share and tandem units. Unless accelerated pursuant to another provision of this Agreement, the NQSOs will become exercisable in 25% annual increments beginning on the first anniversary of the date of grant, such that the NQSOs will be 100% exercisable on the fourth anniversary of the date of grant. The terms of the NQSO will be evidenced by a Non-Qualified Stock Option Agreement between the Company and the Executive.

                           (3) Awards During Term. During the term of this
                  Agreement, the Executive shall be eligible for grants of stock options, restricted stock, stock appreciation rights and other incentive awards under and in accordance with the Company's ESP or any comparable or successor plans that may be adopted by the Company. All such incentive awards shall take into account the Executive's positions, duties and responsibilities at the Company.

                           (4) Shadow Stock. As of the Effective Date, the
                  Executive shall be granted units of shadow stock ("Units") pursuant to the 1982 Fluor Shadow Stock Plan (the "Shadow Plan"). The number of units awarded shall be equal to (a) 6.8


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                  million dollars, divided by (b) the fair market value of the
                  Common Stock on the Effective Date ($45.75), rounded up to the next whole Unit (148,634 units). All restrictions on the Units will expire and the Units will become exercisable in full in the event (x) the Executive remains continuously employed through the expiration of the Primary Term, or (y) the Executive's employment terminates prior to the expiration of the Primary Term due to death, "Disability," termination by the Company without "Cause," termination by the Executive for "Good Reason," or following a "Change of Control" (as such terms are hereinafter defined). In the event the Executive's employment terminates prior to the expiration of the Primary Term for any reason other than those set forth in the preceding sentence, then the restrictions on the Units shall lapse as of the date of termination as to a portion of the Units which equals (i) the number of Units originally awarded multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed from the Effective Date to the date of termination and the denominator of which is 1,825 (the number of days in the Primary Term). For purposes of determining the Executive's rights with respect to the Units under the Shadow Plan upon termination of employment due to retirement, any termination of the Executive's employment by the Company without Cause or termination by the Executive for Good Reason would be deemed to constitute a retirement. The Units shall have a ten-year term from the Effective Date, subject to earlier expiration in accordance with the Shadow Plan, in the event of voluntary resignation prior to retirement without Good Reason or termination by the Company for Cause. The Units will be evidenced by a Shadow Stock Agreement between the Company and the Executive.

                  F. Secured Loan. The Company will provide the Executive with a loan with a principal amount of $5,000,000, to facilitate the purchase of a residence in the Southern California area. The loan is to be secured by a First Trust Deed on the residence and will be structured as an interest-only loan with a balloon payment of the entire principal amount and all interest accrued during the term of the loan due on January 15, 2004. The loan shall accrue interest at the rate of 5.68%, compounded annually. The loan shall be evidenced by a promissory note and deed of trust containing the foregoing terms and such other terms as are customarily used by the Company for relocation loans and are not inconsistent with the foregoing terms. The loan shall be subject to acceleration in the event of the Executive's termination of employment prior to expiration of the Primary Term.

                  G. Automobile. The Company will provide the Executive with the use of an automobile of the Executive's choice, in accordance with the Company's inside director automobile directives. The automobile may have a value of up to $75,000. The Company may own the automobile and will pay the costs of all maintenance, repair and insurance, including any applicable deductibles.


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                  H. Traveling, Moving and Relocation. The Company shall
reimburse the Executive for expenses relating to traveling, moving and relocating from Houston, Texas, to Irvine, California, according to the Company's Personnel Policy (HR-121), including the expenses of packing, unpacking, shipping and storage of personal belongings, normal fees associated with the buying and/or selling of the Executive's personal residence, and a payment to cover any additional federal tax liability associated with the payment of buy/sell expenses.

                  I. Executive Deferred Compensation. The Executive will be eligible to participate in all aspects of the Company's Executive Deferred Compensation Program, including both the deferred salary and deferred incentive award provisions, on terms at least as favorable as other top executives of the Company.

                  J. Retirement Plans. The Executive will be eligible to participate in the Company's Salaried Employees' Savings Investment Plan and Employee's Retirement Plan or any similar plan, subject to satisfying the eligibility requirements of such plans.

                  K. Health, Life and Disability Coverage.

                           (1) Group Insurance. The Executive will be covered
                  under the Company's group health, group life insurance, accidental death and dismemberment, travel accident, long-term disability and short-term disability plans under terms generally applicable to other similarly situated employees of the Company.

                           (2) Executive Health Insurance. The Executive will
                  participate in the Company's executive health care plan, which will provide reimbursement for health care expenses incurred by the Executive and his dependents in excess of covered charges under the Company's group health insurance policy. Reimbursement under this plan will include deductibles and co-insurance payable under the group plan, reasonable and customary charges not covered under the group plan, and charges for private rooms. The Executive will be provided, and the Company requires him to obtain, an annual physical examination at Company expense.

                           (3) Supplemental Death Benefit. Upon the Executive's
                  death while in employment, the Company will provide a $2,000,000 death benefit to the Executive's designated beneficiary under the Fluor Executive's Supplemental Benefit Plan (the "SBP") as in effect on the Effective Date. Upon termination of employment at or after age 65, the Executive may request his choice of one of the following forms of payment, subject to the approval of the Organization and Compensation Committee of the Board: (a) a continuation of this death benefit, (b) a lump sum cash payment within 30 days of retirement equal to $920,328, or (c) monthly installment payments of $14,155.82 beginning with the month in which the Executive retires and continuing for a period of 10 years. In the event of an approved early retirement,


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                  the Executive shall be entitled to a continuation of the death benefit or to a lump sum or salary continuation benefit calculated under the terms of the SBP. For purposes of the SBP, any termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason shall constitute an approved early retirement.

                  L. Time Off With Pay. The Executive shall be immediately credited with 20 days of accrued paid time off as of the Effective Date. In addition, the Executive will accrue at least 3.54 hours of paid time off per week of service, or 23 days of paid time off per year of service. Accrued time off may be used or exchanged for a cash payment equal to an equivalent amount of Base Salary by the Executive at any time, and upon termination of employment the Executive shall be paid the accrued paid time off based upon his then-current Base Salary.

                  M. Legal and Accounting Services. Beginning in 1998, the Executive shall be entitled to reimbursement for up to $25,000 per calendar year for personal legal and accounting services, including, but not limited to, tax preparation and estate planning, such services to be provided by the professional of the Executive's choice.

                  N. Club Memberships. The Company will pay all dues necessary to maintain the Executive's memberships at the River Oaks Country Club and the Coronado Club in Houston, Texas, and will pay all business-related expenses incurred by the Executive at such clubs. In addition, the Company will pay the membership initiation fees, monthly dues and business-related expenses incurred by the Executive at country and dining clubs of the Executive's choice in the Southern California area; provided that no more than three such clubs may be selected by the Executive without prior Company approval.

                  O. Other Benefits.

                           (1) The Executive shall be entitled to receive prompt
                  reimbursement by the Company for all reasonable, out-of-pocket expenses incurred by him in performing services under this Agreement upon the submission by the Executive of such accounts and records as may be required under Company policy.

                           (2) In addition to any other benefits in this Section
                  4, the Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company's senior executives, as such plans or programs may be in effect from time to time, whether funded or unfunded.

                  SECTION 5. Termination of Employment.

                  Notwithstanding the provisions of Section 2, the Executive's employment hereunder may terminate under any of the following conditions:

                  A. Death. The Executive's employment under this Agreement shall terminate automatically upon his death.


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                  B. Disability. The Executive's employment under this Agreement may be terminated due to his Disability. "Disability" shall mean the Executive's complete inability to substantially perform his duties for any period of at least 120 consecutive days due to physical or mental incapacity. The date of termination due to Disability shall be the date the Executive elects to terminate service due to Disability or, if earlier, the date the Board determines that the Executive has met the definition of Disability.

                  C. Termination by Company Without Cause. The Company may terminate the Executive's employment hereunder without Cause (as hereinafter defined) on 30 days' prior written notice to the Executive.

                  D. Termination by Company for Cause. The Executive's employment hereunder may be terminated for Cause by the Company. For purposes of this Agreement, "Cause" means:

                           (1) the Executive is charged with commission of a
                  felony involving moral turpitude excluding any felony relating, to the operation of a motor vehicle or is convicted or enters a no contest plea to a felony relating to the operation of a motor vehicle which, at the time of commission, the Executive knew had a reasonable probability of causing a material adverse effect on, the Company; or

                           (2) the Executive's serious, willful gross misconduct
                  or gross neglect of duties (which shall include, without limitation 90 days' absence) which, in either case, has resulted, or could reasonably be expected to result, in material economic damage to the Company;

provided, however, that no action or failure to act by the Executive will constitute "Cause" if the Executive reasonably believed in good faith that such action or failure to act was in the best interest of the Company.

                  Any termination of the Executive's employment by the Company for Cause under this Section 5(D) shall be authorized by a vote of at least a majority of the non-employee members of the Board. The Executive shall be given notice by the Board specifying in detail the particular act or failure to act on which the Board is relying in proposing to terminate him for Cause and offering the Executive an opportunity, on a date at least 14 days after receipt of such notice, to have a hearing, with counsel, before a majority of the non-employee members of the Board, including each of the members of the Board who authorized the termination for Cause.

                  E. Termination by Executive for Good Reason. The Executive may terminate his employment hereunder for "Good Reason." For purposes of this
Section 5(E), "Good Reason" for termination shall exist if, without the consent of the Executive, any of the following events occur:


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                           (1) a reduction in the Executive's Base Salary or the
                  termination or reduction of a benefit under any employee benefit plan or program of the Company or any subsidiary in which he participates unless, in the case of a benefit, (x) there is substituted a comparable benefit that is economically equivalent to such benefit prior to its termination or reduction, as the case may be or (y) such termination or reduction affects the members of the Senior Management of the Company generally and occurs prior to a Change of Control;

                           (2) either (A) the failure by the Company to continue
                  in effect any incentive or other compensation plan or program in which the Executive is to participate under the terms of this Agreement or (B) the taking of any action by the Company that would have a material adverse affect on the Executive's participation in, or materially reduce his benefits under, any such plan or program, unless (x), in the case, of either clause (A) or (B) above, there is substituted a comparable plan or program that is economically equivalent, in terms of the benefit offered to the Executive, to the plan or program being altered, reduced, affected or ended or (y) such failure, or in the case of clause (B) above, such taking of any action, affects the members of the senior management of the Company generally and occurs prior to a Change of Control;

                           (3) the loss of any of the Executive's titles or
                  positions as described in Section 3 except where such loss is due to the Executive's death or disability, or termination of Executive's Employment;

                           (4) a significant diminution in the Executive's
                  duties and responsibilities or the assignment to the Executive of duties and responsibilities inconsistent with his positions;

                           (5) the relocation of the Company's principal office,
                  or the Executive's own office location as assigned to him by the Company, to a location more than 50 miles from the present location of the Company's principal office;

                           (6) the failure of the Company to obtain the
                  unconditional assumption in writing or by operation of law of the Company's obligations to the Executive under this Agreement by any successor prior to or at the time of a reorganization, merger, consolidation, disposition of all or substantially all of the assets of the Company or similar transaction; or

                           (7) a material breach by the Company of this
                  Agreement, which breach continues for more than 30 days following written notice given by the Executive to the Company.


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                  F. Termination by Executive Without Good Reason. The Executive
may terminate his employment hereunder at any time on 30 days' written notice to the Company.

                  SECTION 6. Change of Control.

                  A. Upon the Executive's termination of employment for any reason following a Change of Control, as defined below, any restrictions on any stock option, restricted stock, stock appreciation right, Unit or other equity-based incentive provided under the ESP, the Shadow Plan or any other plan of the Company (a "Stock Plan") shall lapse immediately

                  B. A Change of Control shall have the meaning set forth in the ESP as of the Effective Date, or any definition that is more favorable to the Executive that is set forth in any subsequent Stock Plan or that is approved by the Board for the benefit of the Company's senior executives.

                  SECTION 7. Payments Upon Termination.

                  A. Upon termination of the Executive's employment for any reason prior to the expiration of the Primary Term, the Company shall be obligated to pay, and the Executive shall be entitled to receive:

                           (1) all accrued and unpaid Base Salary under Section
                  4 to the date of termination;

                           (2) any unpaid bonus under Section 4(C) or long-term
                  incentive award under Section 4(D) for the fiscal year or performance cycle ending prior to the date of termination;

                           (3) title to the automobile provided under Section
                  4(G), provided that the Executive was employed for at least 2 years prior to termination of employment;

                           (4) all accrued but unused or unpaid time off with
                  pay under Section 4(L);

                           (5) all incurred but unreimbursed expenses for which
                  the Executive is entitled to reimbursement under Section 4;
                  and

                           (6) any benefits to which he is entitled under the
                  terms of the Executive Deferred Compensation Program, the Employee's Retirement Plan, the Salaried Employees Savings Investment Plan, the Long-Term Incentive Award Program, and any other applicable employee pension or benefit plan or program, or applicable law.

                  B. Upon termination of the Executive's employment upon the death of Executive pursuant to Section 5(A), the Company shall be obligated to pay, and the Executive shall be entitled to receive:


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                           (1) all of the amounts and benefits described in
                  Section 7(A); and

                           (2) the death benefit payable under Section 4(K)(3)
                  and any other death benefit payable under a plan or policy provided by the Company.

                  C. Upon termination of the Executive's employment upon the Disability of the Executive pursuant to Section 5(B), the Company shall be obligated to pay, and the Executive shall be entitled to receive:

                           (1) all of the amounts and benefits described in
                  7(A);

                           (2) the Base Salary, at the rate in effect
                  immediately prior to the date of his termination of employment due to Disability, for a period of one year following such termination, offset by any payments the Executive receives under the Company's long-term disability plan and any supplements thereto, whether funded or unfunded, which is adopted by the Company for the Executive's benefit;

                           (3) a bonus award for the fiscal year in which his
                  termination due to Disability occurs, in an amount equal to the target bonus for the fiscal year in which termination occurs, prorated for the number of days of the year that elapsed prior to his termination of employment;

                           (4) a long-term incentive award for each performance
                  cycle in which termination of employment due to Disability occurs, in an amount equal to the Target long-term incentive award for the particular performance cycle, prorated for the number of days of the particular performance cycle that elapsed prior to his termination of employment;

                           (5) the medical benefits payable under Section
                  4(K)(1), which shall be provided to the Executive and his spouse for life; and

                           (6) long-term disability payments, payable at least
                  monthly, beginning one year after the Executive's termination of employment due to Disability and continuing until the earliest to occur of the termination of his Disability, his death or his attainment of age 65, or Two years from the date their payment commenced in an amount equal to 60% of his Base Salary, at the rate in effect immediately prior to the date of his termination of employment due to Disability, reduced by
                  (b) any long-term disability payments he receives from any disability plan or programs contributed to by the Company (but not by any


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                  retirement benefits that commence due to his termination of employment); and

                           (7) commencing with the first month following the
                  month in which the Executive is terminated, payments to which the Executive is entitled under any plans or programs of the Company providing long-term disability or retirement benefits.

                  In the event a Change of Control occurs within two years after the Executive's termination of employment due to Disability, the Executive shall be entitled to a lump-sum payment of the aggregate amounts specified under clauses (1), (2), (3), (4) and (6) of this Section 7(C) that have not been paid to the Executive, payable within 5 days after the Change of Control, and all other benefits payable pursuant to this Section 7(C) shall continue to be paid in accordance with the terms hereof.

                  D. Upon termination of the Executive's employment: (i) by the Company without Cause pursuant to Section 5(C); or (ii) by the Executive for Good Reason pursuant to Section 5(E), the Company shall be obligated to pay and the Executive shall be entitled to receive:

                           (1) all of the amounts and benefits described in
                  Section 7(A);

                           (2) Base Salary for the lesser of (x) three years or
                  (y) the remaining Primary Term, as if there had been no termination;

                           (3) annual bonuses for the lesser of (x) three years
                  or (y) remainder of the Primary Term (including a pro rated bonus for any partial year), equal to the target bonus for the fiscal year in which termination of Employment occurs, such bonuses to be paid at the same time annual bonuses are regularly paid by the Company to him;

                           (4) long-term incentive awards for the lesser of (x)
                  three years or (y) remainder of the Primary Term (including a pro rated award for any performance cycle ending after the Primary Term), for each performance cycle in which termination of Employment occurs, in an amount equal to the target long-term incentive award for the particular performance cycle, such awards to be paid at the same time long-term incentive awards are regularly paid by the Company to him;

                           (5) An immediate lump-sum cash payment equal to the
                  excess (if any) of the "Pro-Rata Loan Amount" over the "Unit Value," where:

                           the "Pro-Rata Loan Amount" means the portion of the residence loan under Section 4(F) that the Executive earned to the date of termination, which


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                           is an amount equal to $5,000,000 multiplied by a
                           fraction, the numerator of which is the number of days that have elapsed from the Effective Date to the date of termination of employment, and the denominator of which is 1,825 (the number of days in the Primary Term), and

                           "Unit Value" means the value of the Units awarded under Section 4(E)(4) as of the date of termination; and

                           (6) the medical benefits described in Section
                  4(K)(1), which shall be provided to the Executive and his spouse for life.

                  In addition to the benefits mentioned above, a termination by the Company without Cause or by the Executive with Good Reason shall be deemed an approved early retirement for purposes of any Stock Plan, the Shadow Plan and the SBP. The Executive shall also be entitled to full vesting of his interest under the Company's Retirement Plans described in section 4(J). Any benefit due to the Executive as a result of the previous sentence which may not be paid under the Company's qualified retirement plans is to be paid by the Company.

                  In the event a Change of Control occurs within two years after the Executive's termination of employment by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to a lump-sum payment of the aggregate amounts specified under clauses (1), (2), (3), (4) and
(5) of this Section 7(D) that have not been paid to the Executive, payable within 5 days after the Change of Control, and all other benefits payable pursuant to this Section 7(D) shall continue to be paid in accordance with the terms hereof.

                  E. In the event of any termination of employment under this
Section 7, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

                  SECTION 8. Indemnification.

                  (a) The Company agrees to indemnify the Executive to the fullest extent permitted by applicable law consistent with the Company's Certificate of Incorporation and By-Laws in effect as of the date hereof with respect to any acts or non-acts he may have committed during the period during which he was an officer, director and/or employee of the Company or any subsidiary thereof, or of any other entity of which he served as an officer, director or employee at the request of the Company.

                  (b) The Company agrees to obtain a directors' and officers' liability insurance policy covering the Executive and to continue and maintain such policy. The amount of coverage shall be reasonable in relation to the Executive's position and responsibilities during the Primary Term.


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                  SECTION 9. Amendment; Waiver. The terms and provisions of this
Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each Party entitled to the benefits thereof. No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

                  SECTION 10. Entire Agreement. Except as contemplated herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements, arrangements or understandings between the Company and the Executive.

                  SECTION 11. Notices. All notices or communications hereunder shall be in writing, addressed as follows or to any address subsequently provided to the other party:

                  To the Company:

                  Fluor Corporation
                  Attention: Chief Legal Officer
                  3353 Michelson Drive
                  Irvine, CA 92698

                  To the Executive:

                  Philip J. Carroll, Jr.
                  5000 Montrose Blvd., #17H
                  Houston, TX 77006

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or overnight courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

                  SECTION 12. Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

                  SECTION 13. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever). No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation as described of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.

                  SECTION 14. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of California (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction). Any dispute or misunderstanding arising out of or in connection with this Agreement shall first be settled, if possible, by the parties themselves through negotiation and, failing success at negotiation through mediation and, failing success at mediation, shall be arbitrated at Irvine, California. Unless otherwise agreed upon by the Company and the Executive, the arbitration shall be had before three arbitrators, each party designating an arbitrator and the two designees naming a third arbitrator experienced in employment related controversies. The procedure shall he in accordance with the rules and regulations of the American Arbitration Association.

                  SECTION 15. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  SECTION 16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth above.

                                      FLUOR CORPORATION



                                      By: /s/ Bobby R. Inman
                                         ---------------------------------------
                                            Admiral Bobby R. Inman

                                      EXECUTIVE



                                      /s/ Philip J. Carroll, Jr.
                                      ------------------------------------------
                                      Philip J. Carroll, Jr.


                                     - 14 -